For Immediate Release
---------------------

            Alfa Engages Hamdan as Strategic Consultant
            -------------------------------------------

NEW YORK, May 1, 2007 -- Alfa International Holdings Corp. (OTC
BB: AHDS.OB - News): In its annual report on Form 10-KSB for the year ended December 31, 2006 filed with the SEC ("10K"), Alfa announced that it has engaged the services of Sam Hamdan as its chief strategic consultant.

Hamdan is Chairman, CEO and Chief Strategist of the Global Leadership Team, Inc, (GLT) the Detroit-based firm that developed the 2006 World Summit on Innovation and Entrepreneurship in Muscat, Oman (www.wsie.org) and he is widely known internationally as a leading executive and strategist on economic affairs, innovation and strategic planning. Hamdan also created the prestigious brand and co-founded the "U.S. - Arab Economic Forum" held biennially in the U.S. (www.usaeforum.org and www.usaef.org). Hamdan and GLT previously led strategic planning and branding efforts for Alfa's Omagine Project, a planned residential and entertainment destination on the Gulf of Oman.

"We are truly fortunate to have obtained Sam's services," said Alfa's President, Frank Drohan. "His extensive network of business, diplomatic and government contacts in the U.S., Europe and throughout the Arab world - as well as his superior work ethic, striking intelligence, wit and sense of integrity - will prove priceless to Alfa".

"As Alfa's chief strategic consultant, Sam will provide us with the leadership and services equivalent to those of a Chief Operating Officer until the financial closing date of the Omagine Project. If Alfa is successful in signing the development agreement and arranging the financing for the Omagine Project, then - in that event (which Alfa believes likely to occur in 2007) - Sam has agreed to become Alfa's President & Chief Operating Officer and a Director. Now that the Government of Oman has approved the Omagine Project, Sam's contributions and involvement with the Company will be more important than ever."

Hamdan, who is well versed in a variety of competitive opportunities facing emerging markets, is a frequent panelist with leaders of governments and some of the world's largest corporations. Kevin Green, an outside director of Alfa, described Hamdan as "poised, proficient, courteous and charismatic. He is absolutely tireless in the pursuit of excellence."

Omagine is proposed to be developed by a company to be owned jointly by JOL and J&P ("Omagine LLC") on 1 million square meters (approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and nearby the Seeb International Airport. The Omagine Project is planned as an integration of cultural, heritage, educational, entertainment and residential components, including: a ''high culture'' theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter and associated exhibition buildings (collectively, the ''Landmark''); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas.

Additionally, Omagine, as presently conceived, includes the construction and sale by Omagine LLC of approximately 3,900 residences consisting of a combination of villas, town homes and apartments. Joannou & Paraskevaides (Overseas) Ltd. ("J&P"), an Athens based general contractor (www.jandp-group.com), and JOL have a written agreement with respect to J&P's participation as an investor in Omagine LLC and as the contractor for the Omagine Project.

About GLT
----------------
Global Leadership Team (GLT) (www.gltweb.com) is a global, privately held leadership and innovation advisory organization with offices in the U.S., Europe and the Arab World. GLT consults for U.S. and Arab client companies on leadership capacity building, innovation, imagineering, branding and public relations.

About Alfa International Holdings Corp.
---------------------------------------
Alfa International Holdings Corp. (OTC BB: AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary JOL. JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is one of the fastest growing tourist destinations in the world and this little known fact combined with relentlessly rising prices for oil and natural gas has created a ''perfect storm'' of enormous financial resources combined with superb development opportunities.

For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request, in addition to the investor e-mail list, to receive all future press releases and updates in real time. Visit Alfa's website at www.alfacorp.net; JOL's website at www.journey-of-light.com and Omagine's website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to: final negotiations of the development agreement with the Government of Oman ;the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, and the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.



Contact:     Alfa International Holdings Corp.
             Corporate Inquiries
             Frank J. Drohan, President & CEO
             (212) 563-4141